UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED - MAY 5, 2008

KINGSTON MINES LTD.
(Exact name of Registrant as specified in its charter)

NEVADA	000-52781	98-0471111
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

245 Park Avenue, 24th Floor New York, NY 10167
(Address of principal executive offices)

(212) 672-1927
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

Director’s Agreement with Dr. Augustine Fou

On May 5, 2008, Kingston Mines Ltd. (the “Company”) entered into an agreement with Dr. Augustine Fou regarding his service as a director of the Company. Dr. Fou’s compensation as a director of the Company will be $24,000 per annum.

Director’s Agreement with Federico Mazzolari

On May 5, 2008, the Company entered into an agreement with Federico Mazzolari regarding his service as a director of the Company. Mr. Mazzolari’s compensation as a director of the Company will be 24,000 Euros per annum.

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Federico Mazzolari to the Board of Directors

On May 5, 2008, the Board of Directors (the “Board”) of the Company appointed Federico Mazzolari to serve as an independent director of the Company.

Mr. Mazzolari is a marketing consultant defining strategies for Finarvedi, the holding company of the Arvedi Group. Mr. Mazzolari joined the Arvedi Group in 1975, and since that time has held various positions there in the technical, production and marketing areas, including serving as Managing Director and board member for various companies in the Arvedi Group. While working in the Arvedi Group, Mr. Mazzolari has been involved in the decision making process related to the choice of plants and the development of the range of tubular products towards API, thermal and mechanical applications with particular attention to the automotive industry (both for hot rolled and cold drawn tubes). He was also involved in the development of the product range of the first Arvedi steelworks and more recently in the development of the production of hot rolled steel coils at the new Arvedi steel works in Cremona.

Mr. Mazzolari is a member of the board of UNSIDER (Italian standards unification board for the steel sector) and Promozione Acciaio (a steel promotion board) and IGQ (the Italian Quality Assurance institute). He graduated from Milan Polytechnic with a degree in Mechanical Engineering in 1969.

The Company and Mr. Mazzolari have entered into the Director’s Agreement described in Item 1.01 hereof, which is incorporated herein by reference thereto. The Company and Mr. Mazzolari have agreed that Mr. Mazzolari’s compensation as a director of the Company will be 24,000 Euros per annum.

No decisions have been made regarding any committees of the Board on which Mr. Mazzolari will serve.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KINGSTON MINES LTD.

By:	/s/ Barbara Salz
Name: Barbara Salz
Title: Corporate Secretary

Date:  May 9, 2008